Exhibit 99.1

News Release

Contacts:

David P. Southwell

Chief Financial Officer

Sepracor Inc.

Jonae R. Barnes

Vice President

Investor Relations

Sepracor Inc.

(508) 481-6700

SEPRACOR ANNOUNCES FIRST QUARTER 2006 RESULTS

MARLBOROUGH, Mass., April 25, 2006 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter 2006.

For the three months ended March 31, 2006, Sepracor’s consolidated revenues were approximately $285.7 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $277.5 million (XOPENEX® brand levalbuterol franchise revenues were $139.4 million and LUNESTA™ brand eszopiclone revenues were $138.1 million). Net income for the first quarter of 2006 was approximately $10.3 million, or $0.09 per diluted share. Reported results for the first quarter of 2006 included charges of $9.8 million, or $0.09 per diluted share, for stock-based compensation due to Sepracor’s adoption of SFAS No. 123R. These consolidated results compare with consolidated revenues of $119.0 million, of which revenues from Sepracor’s pharmaceutical product sales (XOPENEX Inhalation Solution) were approximately $106.6 million, and a net loss of $22.6 million, or $0.22 per diluted share, for the three months ended March 31, 2005. Reported results for the first quarter 2005 did not include charges for stock-based compensation, as Sepracor did not adopt SFAS No.123R until January 1, 2006.

As of March 31, 2006, Sepracor had approximately $960 million in cash and short- and long-term investments.

Recent Highlights

•                  Data from Sepracor’s Phase IIIB/IV, 545-patient study of LUNESTA in patients with insomnia and co-existing major depressive disorder (MDD) have been published. The article is in press and available online in Biological Psychiatry at:

http://www.sciencedirect.com/science?_ob=IssueURL&_tockey=%23TOC%234982%239999%23999999999%2399999%23FLA%23&_auth=y&view=c&_acct=C000048622&_version=1&_urlVersion=0&_userid=936570&md5=9d42a8d60bbbcfb58af39dde3f8b216c.

-more-

•                  The New Drug Application (NDA) for arformoterol tartrate inhalation solution was filed during the quarter and is under formal review by the U.S. Food and Drug Administration (FDA).

•                  Sepracor and UCB S.A. announced during the quarter a licensing agreement relating to levocetirizine, an antihistamine being developed by UCB. Under this agreement, Sepracor has exclusively licensed to UCB all of Sepracor’s patents and patent applications in the U.S. regarding levocetirizine and royalties will be payable to Sepracor on U.S. sales of levocetirizine products.

Strong Growth From Commercialized Products

LUNESTA™ brand eszopiclone – LUNESTA is indicated for the treatment of sleep onset and/or sleep maintenance insomnia and is available by prescription in 1 mg, 2 mg and 3 mg dosage strengths. An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed. Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

LUNESTA Driving Study

Sepracor today announced preliminary results from its randomized, double-blind, placebo-controlled, 2-way crossover study that measured the effects of LUNESTA 3 mg on actual next-morning driving ability.

The primary objective of this study was to assess next-day, on-the-road brake reaction time (BRT) in subjects administered either LUNESTA 3 mg or placebo the evening before. The study was conducted in 31 healthy adult volunteers. In this study, there was no statistically significant difference in the primary endpoint of on-the-road BRT following nighttime administration of LUNESTA 3 mg compared with placebo. BRT is a test sensitive to psychotropic drug (drugs that act on the central nervous system) effects and provides results which are consistent with laboratory measures of psychomotor performance

The results of the above-mentioned study are consistent with and supportive of the multiple other studies assessing next-day residual effects that are discussed in some detail in the current LUNESTA prescribing information.

The driving study is designed to be a simulation in a controlled environment to measure the next-day effects of a drug on cognitive and psychomotor performance. As with other hypnotics, patients receiving LUNESTA should be cautioned against engaging in hazardous occupations requiring complete mental alertness or motor coordination (e.g., operating machinery or driving a motor vehicle) after ingesting the drug, including potential impairment of the performance of such activities that may occur the day following ingestion of LUNESTA.

LUNESTA RESST Study

Sepracor today announced preliminary results from its Regimen of Eszopiclone Sleep Satisfaction Trial (RESST). This open-label, multi-center trial included 2,600 adult patients and assessed patient satisfaction with LUNESTA in actual clinical practice. Patterns of insomnia and of previous insomnia therapy in the community were examined across medical specialty, patient epidemiology, insomnia type and co-existing medical conditions. The study also evaluated the safety and tolerability of LUNESTA in all patients.

The primary objective of this study was to assess patient satisfaction with LUNESTA therapy and, additionally, to assess satisfaction with LUNESTA with respect to a variety of specific insomnia symptoms that patients identify as important. A secondary objective was to assess patient satisfaction with LUNESTA therapy as compared with previous therapy. At baseline, patients completed questionnaires to capture their sleep symptom importance index, the types of treatments used historically to treat these symptoms, and their satisfaction with their current sleep aid in the treatment of specific insomnia symptoms. Patients returned to the office two weeks later after using LUNESTA, at which time they completed questionnaires to evaluate satisfaction with LUNESTA.

Among study participants, the most commonly used previous therapies were AMBIEN® brand zolpidem tartrate, other prescription insomnia medications, and trazodone, an antidepressant commonly prescribed off-label to treat patients with insomnia. Patients were asked to rate their satisfaction with LUNESTA as “not at all satisfied”, “a little satisfied”, “moderately satisfied”, very satisfied” or “extremely satisfied” with respect to the following parameters:

•                  Ability to fall asleep quickly;

•                  Ability to sleep through the night;

•                  Ability to sleep until you need to get up;

•                  Ability to sleep peacefully;

•                  Ability to get enough sleep;

•                  Ability to feel rested and refreshed in the morning;

•                  Ability to feel alert and think clearly;

•                  Ability to sleep very well every night you use the sleep aid;

•                  Overall satisfaction; and

•                  Satisfaction considering benefits and side effects.

Approximately 2-2.5 times as many patients were “extremely satisfied” or “very satisfied” with LUNESTA therapy as compared with their previous sleep aid on all 10 of the above-listed parameters. LUNESTA was safe and well tolerated in this study.

This study will be presented at the annual meeting of the Associated Professional Sleep Societies (APSS), which will be held June 17-22, 2006 in Salt Lake City.

LUNESTA - Important Safety Information

LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. All sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

XOPENEX® brand levalbuterol HCl Inhalation Solution – Indicated for treatment or prevention of bronchospasm in patients with reversible obstructive airway disease such as asthma, XOPENEX Inhalation Solution is marketed in 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older. Reversible obstructive airway disease includes respiratory disorders such as asthma and chronic obstructive pulmonary disease (COPD).

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

XOPENEX HFA™ brand levalbuterol tartrate Inhalation Aerosol MDI – XOPENEX HFA is a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), which is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

Approximately 95 percent of short-acting beta-agonist inhalers sold in 2005 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information. Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants qualify for removal from the marketplace. In March 2005, the FDA issued its final rule for removal of the essential use exemption for albuterol, which currently permits use of CFC-containing albuterol inhalers despite environmental concerns. Under the rule, all production and sales of albuterol CFC MDIs in the U.S. are required to cease by the end of 2008. The XOPENEX MDI uses an HFA propellant and does not contain CFCs.

Currently, the U.S. short-acting bronchodilator MDI market potential, at XOPENEX HFA branded prices, is approximately $2.9 billion.

Sepracor Pipeline Progress

New Drug Application under FDA Review

In February 2006, Sepracor announced that the FDA had accepted the NDA for arformoterol tartrate inhalation solution for formal review. The NDA for arformoterol tartrate was submitted to the FDA in December 2005. Arformoterol tartrate is a long-acting beta-agonist formulation, submitted for approval for long-term maintenance treatment of COPD. Arformoterol, a single isomer of formoterol, is the first long-acting bronchodilator to be developed in an inhalation solution for use with a nebulizer, which is a machine that converts liquid medication into a fine mist that is inhaled through a mask; other long-acting bronchodilators currently available are formulated in dry-powder or metered-dose inhalers.

The Prescription Drug User Fee Act (PDUFA) date for arformoterol is October 12, 2006. A PDUFA date is the date by which the FDA is expected to review and act on an NDA submission.

Sepracor completed more than 100 preclinical and 16 clinical studies of arformoterol involving more than 2,000 patients. Among the clinical studies conducted were two 12-week pivotal studies, each with more than 700 patients, as well as a large-scale, 12-month safety study. In Phase III studies, patients treated with arformoterol demonstrated a statistically significant improvement in FEV1, which is a test of lung function, versus those patients administered placebo

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2003, an estimated 11 million adults in the U.S. had COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, as well as combinations of these conditions.

Bronchodilators have the potential to improve airflow, symptoms, and reduce the occurrence and/or severity of exacerbations in patients suffering from COPD. The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $5.2 billion in 2005, according to IMS Health information.

Phase I and Preclinical Development

SEP-225289 – In October 2005, Sepracor initiated a Phase I, single-blind, randomized, placebo-controlled safety, tolerability and pharmacokinetic clinical study for SEP-225289, a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder. SEP-225289 appears to be highly potent, with a triple mechanism that has a balanced action across the three neurotransmitters.

According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic. In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns. Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.(2)   According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.1 billion in 2005.

SEP-227162 – In 2006, Sepracor plans to file an Investigational New Drug Application for SEP-227162, a serotonin and norepinephrine reuptake inhibitor (SNRI). Sepracor intends to investigate SEP-227162 for the treatment of depression and/or anxiety.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor for which Sepracor has conducted preclinical studies as a potential treatment for Parkinson’s Disease. Based on these preclinical studies, Sepracor intends to advance its research of this product candidate for patients with this illness.

Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products. These include:

•                  ALLEGRA® brand fexofenadine HCl – Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia.

•                  CLARINEX® brand desloratadine HCl – Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine.

•                  XYZAL®/XUSAL™ brand levocetirizine – Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold.

Corporate Update

In January 2006, Sepracor announced that it had received notice of a second Abbreviated New Drug application (ANDA) including a Paragraph IV certification, which was submitted to the FDA by Dey, L.P., for a generic version of levalbuterol hydrochloride inhalation solution. Sepracor has filed a civil action for patent infringement against Dey. Should Sepracor successfully enforce its patents, ANDA approval will not occur until the expiration of the applicable patents. Otherwise, the FDA will stay its approval of the ANDA until 30 months following the date Sepracor received notice of such ANDA or until a court decides that Sepracor’s patents are invalid, unenforceable or not infringed, whichever is earlier. On April 24, 2006, Sepracor was notified that the FDA has received an ANDA containing a Paragraph IV certification from Watson Laboratories, Inc. for a generic version of levalbuterol hydrochloride inhalation solution.

Research Collaboration

On January 17, 2006, Sepracor Inc. announced that it had completed the second $10 million purchase of ACADIA Pharmaceuticals common stock in connection with the collaboration between the two companies formed in January 2005. Sepracor’s purchase was made at a price of approximately $12.29 per share, which represented a 25 percent premium to the 30-day trailing average closing price as of the one-year anniversary of the collaboration, and resulted in the issuance of 813,393 shares of ACADIA common stock. In January 2005, Sepracor announced its research and development collaboration with ACADIA to investigate potential clinical candidates resulting from ACADIA’s extensive medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors (receptors that respond to acetylcholine, a neurotransmitter in the central nervous system). The partnership also includes an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA for sleep-related indications.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and expected commercial launch of arformoterol and the company’s other pharmaceuticals under development; the safety, efficacy, potential benefits and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate and all of the company’s pharmaceutical candidates; and expectations with respect to collaborative agreements, the ANDA approval process, the infringement validity, and enforceability of Sepracor’s patents and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of two class action lawsuits pending against Sepracor; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1)          Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

(2)          Fava M, Davidson KG. Definition and epidemiology of treatment-resistant depression. Psychiatr Clin North Am 1996; 19:179-200

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme. Advair is a registered trademark of Glaxo Group Limited. Ambien is a registered trademark of sanofi-aventis Corporation.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

In conjunction with this first quarter 2006 financial results press release, Sepracor will host a conference call and live audio webcast beginning at 8:30 a.m. ET on April 25, 2006. To participate via telephone, dial 973-582-2749, referring to access code 7246238. Please call ten minutes prior to the scheduled conference call time. For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section. Click on either the live webcast link or microphone icon to listen. Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software. Due to the length of today’s presentation, Sepracor will not be advancing the slides with the audio of the conference call. However, a PDF file of the slides will be available for individuals to follow on their own. The PDF file will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. Interested parties may still hear the audio via webcast or they may dial in using the telephone number above. A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 6909572. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2006	2005

ASSETS

Cash, short and long-term investments	$960,201	$976,201
Accounts receivable, net	150,602	140,465
Inventory	42,779	38,951
Property, plant and equipment, net	74,667	72,467
Investment in affiliate	5,460	5,829
Other assets	50,078	40,584

Total assets	$1,283,787	$1,274,497

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$142,903	$198,953
Other liabilities	105,014	76,923
Debt payable	2,703	3,290
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders’ equity (deficit)	(127,653)	(165,489)

Total liabilities and stockholders’ equity (deficit)	$1,283,787	$1,274,497

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	March 31,
(in thousands, except per share amounts)	2006	2005

Revenues:

Product sales	$277,505	$106,648
Royalties and other	8,173	12,397
Total revenues	285,678	119,045

Cost of revenue	25,692	10,240

Gross margin	259,986	108,805

Operating expenses:
Research and development	49,269	28,569
Sales and marketing	189,961	93,172
General and administrative and patent costs	14,315	8,481
Total operating expenses	253,545	130,222

Income (Loss) from operations	6,441	(21,417)

Other income (expense):
Interest income	9,794	5,248
Interest expense	(5,551)	(5,842)
Other income (expense), net	(56)	(394)
Total other income (expense)	4,187	(988)

Equity in investee (loss)	(258)	(168)

Income (loss) before income taxes	$10,370	$(22,573)

Income taxes	111	—

Net income (loss) (A)	$10,259	$(22,573)

Net income (loss) per common share - basic (A)	$0.10	$(0.22)

Net Income (loss) per common share - diluted (A)	$0.09	$(0.22)

Weighted average shares outstanding - basic	104,292	103,593

Weighted average shares outstanding - diluted	115,470	103,593

(A)      Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified-prospective method. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro-forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 ( as previously disclosed in the Company’s consolidated financial statements), pro forma employee stock-based compensation in the first quarter of 2005 was $11.9 million, or $0.11 per diluted share.